Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated November 24, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Hainan Manaslu Acquisition Corp. as of September 30, 2021 and for the period from September 10, 2021 (date of inception) through September 30, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

January 21, 2022